Exhibit 10.2

EXECUTION COPY

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 29, 2005

among

ASSURANT, INC.,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent

KEYBANK NATIONAL ASSOCIATION
and
SUNTRUST BANK,
as Documentation Agents

          FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 29, 2005 (this “First Amendment and Restatement”) among ASSURANT, INC. (d/b/a Assurant Group), a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), the LENDERS party hereto (including each Person listed under the caption “LENDERS” on the signature pages hereto that is not a “Lender” under the Existing Credit Agreement referred to below (each a “New Lender”), the “Lenders”), JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), CITIGROUP GLOBAL MARKETS INC., as syndication agent (in such capacity, the “Syndication Agent”) and KEYBANK NATIONAL ASSOCIATION and SUNTRUST BANK, as documentation agents (in such capacity, the “Documentation Agents”).

W I T N E S S E T H:

          WHEREAS, the Borrower, the lenders party thereto (the “Existing Lenders”) and JPMCB (f/k/a Bank One, N.A.), as Administrative Agent, are parties to the Three Year Credit Agreement dated as of January 30, 2004 (as amended and in effect immediately prior to the effectiveness of this First Amendment and Restatement, the “Existing Credit Agreement”);

          WHEREAS, each of the Existing Lenders (if any) that is not listed under the caption “LENDERS” on the signature pages hereto (collectively, the “Retiring Lenders”) will cease being a “Lender” under the Existing Credit Agreement, and each of the New Lenders will become a “Lender” under the Existing Credit Agreement as amended and restated by this First Amendment and Restatement, in each case as of the effectiveness of this First Amendment and Restatement as provided herein; and

          WHEREAS, the Borrower has requested certain amendments to provisions of the Existing Credit Agreement, including the extension of the availability of the commitments thereunder, and the Lenders (including the New Lenders) are willing to make such amendments on the terms and conditions set forth below;

          NOW, THEREFORE, the parties hereto hereby agree that, effective as of the Restatement Effective Date (as defined in Section 4 hereof), the Existing Credit Agreement shall be amended and restated to read in its entirety as set forth in the Existing Credit Agreement, which is incorporated herein by this reference, subject to the amendments set forth in Section 2 hereof (the Existing Credit Agreement, as so amended and restated hereby, is herein called the “First Amended and Restated Credit Agreement”):

          Section 1. Definitions. Except as otherwise defined herein, terms defined in the Existing Credit Agreement have the meanings ascribed thereto in the Existing Credit Agreement, after giving effect to the amendments set forth in Section 2 hereof.

          Section 2. Amendments. Effective as of the Restatement Effective Date, the Existing Credit Agreement is hereby amended as follows:

          2.01. Certain References. References in the Existing Credit Agreement (including Exhibits I, II, III, V and VII thereto) to (a) “this Agreement”, the “Credit Agreement”, the “Three Year Credit Agreement” and the “$500,000,000 Three Year Credit Agreement” (or

First Amended and Restated Credit Agreement

words of similar import, including indirect references thereto) shall be deemed to be references to the First Amended and Restated Credit Agreement, (b) “Signing Date” in Sections 2.5.B(ii), 2.5.B(iii)(a), 2.5.C, 4.5, 6.1(i), 6.1(xiv), 6.4, 6.7, 8.1.D shall be deemed to be references to the Effective Date and (c) “Bank One” shall be deemed to be references to JPMCB.

          2.02. Certain Definitions.

          (a) Section 1.1 of the Existing Credit Agreement shall be amended by inserting the following definitions (or, in the case of any of the following defined terms that are already defined in the Existing Credit Agreement, by amending and restating in its entirety each such term to read as set forth below) in their proper respective alphabetical locations:

     “Applicable Additional Margin” means 0.10% per annum.

     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Assuming Lender” is defined in Section 2.9.

     “Arrangers” means J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

     “Change of Control” means that (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower or (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower cease to be occupied by Continuing Directors. For purposes of the foregoing, “Continuing Directors” means Persons who either (a) were members of the board of directors of the Borrower on the Effective Date or (b) were nominated for election by the board of directors of the Borrower, a majority of whom were Continuing Directors; excluding, in the case of both clause (a) and (b), any individual whose initial nomination for, or assumption of office as, a member of such board or directors or similar governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors.

     “Commitment” means the commitment of a Lender to make Loans to the Borrower pursuant to Section 2.1A, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of the Commitment of each Lender as of the Effective Date is set forth on Schedule 2.1.

     “Commitment Increase” is defined in Section 2.9.

First Amended and Restated Credit Agreement

     “Commitment Increase Date” is defined in Section 2.9.

     “Commitment Utilization Day” means (i) any day on which the aggregate principal amount of outstanding Loans exceeds 50% of the aggregate amount of the Commitments on such day and (ii) any day following the termination of the Commitments on which any Loans are outstanding hereunder.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, liquidation or insolvency proceeding.

     “Eligible Assignee” means (i) any Lender and any Affiliate of any Lender; and (ii) any commercial bank, savings and loan association, savings bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that no Affiliate of the Borrower or any of its Subsidiaries shall be an Eligible Assignee.

     “Effective Date” means the date on which all conditions precedent set forth in Section 4 of the First Amendment and Restatement have been satisfied.

     “First Amendment and Restatement” means the First Amendment and Restatement of this Agreement dated as of April 29, 2005.

     “Hybrid Securities” means (A) any preferred Securities which have the following characteristics: (i) a wholly-owned Subsidiary which is a Delaware business trust (or similar entity) lends substantially all of the proceeds from the issuance of such preferred Securities to the Borrower or another wholly-owned Subsidiary in exchange for junior subordinated debt Securities issued by the Borrower or such other wholly-owned Subsidiary (as the case may be), (ii) such preferred Securities contain terms providing for the deferral of interest payments corresponding to provisions providing for the deferral of interest payments on such junior subordinated debt Securities and (iii) the Borrower or such wholly-owned Subsidiary (as the case may be) makes periodic interest payments on such junior subordinated debt Securities, which interest payments are in turn used to make corresponding payments to the holders of the preferred Securities and (B) any debt Securities issued by the Borrower that are mandatorily convertible into common equity, so long as such debt Securities are afforded equity capital treatment by S&P (and the Borrower shall have provided satisfactory evidence of such treatment to the Administrative Agent).

     “Increasing Lender” is defined in Section 2.9.

     “Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes

First Amended and Restated Credit Agreement

payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another of the type described in clauses (i) through (vi) above and clauses (x) and (xi) below; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof (other than customary and reasonable, unmatured and unpaid indemnity obligations with respect to the Contractual Obligations of the Borrower or a wholly-owned Subsidiary); (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclause (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any Interest Rate Agreement and Currency Agreement; and (xi) all obligations of such Person in respect of any Hybrid Securities and Disqualified Capital Stock, provided that, in the case of this clause (xi), only the amount of those obligations that exceed 15% of Consolidated Capitalization at the time of determination shall be included as Indebtedness. Notwithstanding the foregoing, and for the avoidance of doubt, “Indebtedness” shall not include any liability for collateral held by the Borrower and/or its Subsidiaries relating to securities lending transactions.

     “JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

     “Lender” and “Lenders” are defined in the introduction to this Agreement and shall include any other Person that shall become a party hereto pursuant to an Assignment Agreement or under an agreement entered into pursuant to Section 2.9, but shall not include any Person that ceases to be a party hereto pursuant to an Assignment Agreement.

     “LIBOR” means, with respect to a LIBOR Loan for the relevant Interest Period, the result of (i) the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the

First Amended and Restated Credit Agreement

London interbank market) at approximately 11:00 a.m., London time on the Interest Rate Determination Date, as the rate for dollar deposits with a maturity comparable to such Interest Period (provided that in the event that such rate is not available at such time for any reason, then the “LIBOR” with respect to such LIBOR Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Interest Rate Determination Date), divided by (ii) a percentage equal to (x) one minus (y) the Applicable Reserve Requirement.

     “Loan Documents” means this Agreement and the Notes.

     “Maturity Date” means the earlier to occur of (i) April 29, 2010 and (ii) the date that all Obligations become due and payable (by acceleration or otherwise).

     “Missouri Sale/leaseback Transaction” means the arrangement with any Person providing for the leasing by the Borrower or one of its Subsidiaries of the property of such Borrower or such Subsidiary located in Kansas City, Missouri, which property is to be sold or transferred by the Borrower or such Subsidiary to such Person.

     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Pro Rata Share” means, with respect to any Lender, (A) prior to the termination of the Commitments, the percentage obtained by dividing (i) the amount of such Lender’s Commitment by (ii) the aggregate amount of all Commitments; and (B) after the termination of the Commitments, the percentage obtained by dividing (i) the principal amount of such Lender’s Loans by (ii) the aggregate principal amount of all Loans, in each case as such percentage may be adjusted by assignments permitted pursuant to Section 8.1 or under an agreement entered into pursuant to Section 2.9.

     “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding.

     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing

First Amended and Restated Credit Agreement

similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, notwithstanding the foregoing, no real estate Joint Venture of the Borrower or its Subsidiaries shall be considered a Subsidiary unless such Joint Venture is consolidated on the balance sheet of the Borrower. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

          (b) The following definitions contained in Section 1.1 of the Existing Credit Agreement shall be deleted in their entirety: “Assurant IPO”, “Bank One”, “Bond Bridge Documents”, “Bond Bridge Facility”, “Capital Securities”, “Consolidated Adjusted EBIT”, “Consolidated Financing Expense”, “Fee Letter”, “Interest Coverage Ratio”, “Ohio Sale/leaseback Transaction”, “Parent”, “Parent Contribution”, “Parent Intercompany Obligations”,“Parent Subordination Agreement” and “Utilization Fee Rate”.

          2.03. Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. Section 1.2 of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

     “1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

          Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP or SAP, as applicable. In connection with the determination of compliance or non-compliance with any of the covenants, representations and warranties and other terms and provisions of this Agreement, any calculation or other determination made hereunder shall utilize accounting principles and policies in effect on the date hereof which are in conformity with those used to prepare the financial statements referred to in Section 4.3A. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to clauses (i) and (ii) of Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. In the event that a change in GAAP, SAP or other accounting principles and policies after the date hereof affects in any material respect the calculations of, or compliance with, the covenants contained herein, or the accuracy of the representations and warranties contained herein, the Lenders and the Borrower agree to negotiate in good faith to amend the affected covenants (and related definitions) to compensate for the effect of such changes so that the restrictions, limitations and performance standards effectively imposed by such covenants, as so amended, are substantially identical to the restrictions, limitations and performance standards imposed by such covenants as in effect on the date hereof; provided that, if the Requisite Lenders and the Borrower fail to reach agreement with respect to such amendment within a reasonable period of time following the date of effectiveness of any such change, calculation and other determination of compliance by the Borrower and its Subsidiaries with the covenants contained herein shall be determined in accordance with GAAP or SAP, as applicable, as in effect immediately prior to such change.”

          2.04. Commitments. Section 2.1A of the Existing Credit Agreement shall be amended by deleting the following words in the first sentence thereof: “; provided that, prior to

First Amended and Restated Credit Agreement

the termination of the Bond Bridge Facility and the repayment of all obligations of the Borrower thereunder, no more than $50,000,000 in aggregate principal amount of Loans may be borrowed hereunder for purposes other than the repayment of maturing Assurant Commercial Paper Debt”.

          2.05. Rate of Interest.

          (a) Section 2.2A(i) of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

     “(i) Subject to the provisions of Sections 2.2E, 2.5 and 2.6, each Loan shall bear interest on the unpaid principal amount thereof from the date made to the date of repayment thereof at a rate equal to (a) at any time such Loan is a Base Rate Loan, the sum of the Base Rate plus, for any Commitment Utilization Day, the Applicable Additional Margin (if any); and (b) at any time such Loan is a LIBOR Loan, the sum of the LIBOR plus the Applicable Margin plus, for any Commitment Utilization Day, the Applicable Additional Margin (if any).”

          (b) Section 2.2D of the Existing Credit Agreement shall be amended by deleting the words “plus the Applicable Margin” in the eighth line thereof.

          2.06. Fees. Section 2.3 of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

          “2.3 Fees.

     (i) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender for the period from and including the Effective Date to but not including the earlier of the date such Commitment is terminated and the Maturity Date, a commitment fee equal to the average of the daily difference between (1) the outstanding Commitment of such Lender and (2) the aggregate outstanding principal amount of the Loans made by such Lender, multiplied by the Commitment Fee Rate determined by reference to Schedule 1.1. Accrued commitment fees will be payable in arrears on the last day of each Fiscal Quarter and on the Commitment Termination Date. All commitment fees will be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed.

     (ii) The Borrower agrees to pay to the Arrangers and the Agents such fees in the amounts and at the times separately agreed to by the Borrower, the Arrangers and the Agents.”

          2.07. Removal or Replacement of a Lender. Section 2.7 of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

     “Anything contained herein to the contrary notwithstanding, in the event that: (i) any Lender shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.5, 2.6A or 2.6B, the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such

First Amended and Restated Credit Agreement

withdrawal or (ii) at any time any Lender is a Defaulting Lender; then, with respect to each such Lender (a “Terminated Lender”), the Borrower may (in the case of clause (ii) above, within 30 days after such Lender becomes a Defaulting Lender or (so long as such Lender remains a Defaulting Lender at such time) at any time thereafter), by giving written notice to the Administrative Agent and such Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 8.1 for a purchase price equal to the outstanding principal amount of the Loans assigned and accrued interest thereon and accrued and theretofore unpaid fees owing to such Terminated Lender under Section 2.3 through the date of assignment, to be paid by the Replacement Lender on the date of such assignment; provided that on the last day of the next successive Interest Period, the Borrower shall pay any amounts payable to such Terminated Lender to the date of such assignment pursuant to Section 2.5 or 2.6 or otherwise as if it were a prepayment. Upon the completion of such assignment and the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any right of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.”

          2.08. Increase of the Commitments. A new Section 2.9 shall be inserted at the end of Section 2 of the Existing Credit Agreement to read as follows:

     “2.9. Increase of the Commitments. The Borrower may, at any time by notice to the Administrative Agent, propose an increase in the total Commitments hereunder (each such proposed increase being a “Commitment Increase”) either by having a Lender increase its Commitment then in effect (each an “Increasing Lender”) or by adding as a Lender with a new Commitment hereunder a Person which is not then a Lender (each an “Assuming Lender”) in each case with the approval of the Administrative Agent (not to be unreasonably withheld), which notice shall specify the name of each Increasing Lender and/or Assuming Lender, as applicable, the amount of the Commitment Increase and the portion thereof being assumed by each such Increasing Lender or Assuming Lender, and the date on which such Commitment Increase is to be effective (the “Commitment Increase Date”) (which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Maturity Date); provided that:

     (i) the minimum amount of the increase of the Commitment of any Increasing Lender, and the minimum amount of the Commitment of any Assuming Lender, as part of any Commitment Increase shall be in an amount that is an integral multiple of $5,000,000 and not less than $1,000,000;

     (ii) immediately after giving effect to any Commitment Increase, the total Commitments hereunder shall not exceed $750,000,000;

     (iii) no Potential Event of Default or Event of Default shall have occurred and be continuing on the relevant Commitment Increase Date or shall result from any Commitment Increase; and

First Amended and Restated Credit Agreement

     (iv) the representations and warranties of the Borrower contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the relevant Commitment Increase Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

     Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by the Administrative Agent, at or prior to 9:00 a.m. (New York City time) on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of the Borrower stating that the conditions with respect to such Commitment Increase under this Section 2.9 have been satisfied and (B) an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender shall be increased or each such Assuming Lender, as applicable, shall undertake a Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and the Borrower and acknowledged by the Administrative Agent, together with such evidence and other related documents as the Administrative Agent may reasonably request with respect to the Borrower’s authorization of such Commitment Increase and its obligation hereunder. Upon the Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, the Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to the Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date the Borrower shall (i) prepay in full the outstanding Loans (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase, (ii) if the Borrower shall have so requested in accordance with this Agreement, borrow new Loans from all Lenders (including, if applicable, any Assuming Lender) such that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.6C.”

          2.09. Conditions. Section 3.1 of the Existing Credit Agreement shall be deleted in its entirety and replaced with the words: “3.1 [Intentionally deleted]”.

          2.10. Financial Condition.

          (a) Section 4.3A of the Existing Credit Agreement shall be amended in its entirety to read as follows:

     “A. GAAP Financial Statements. The Borrower has heretofore delivered to the Administrative Agent the audited consolidated balance sheet of the Borrower as at December 31, 2004, and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Year then ended, together with all related notes and schedules thereto. All such statements of the Borrower

First Amended and Restated Credit Agreement

were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the date thereof and the results of operations and cash flows of the entities described therein for the period then ended. Neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case would reasonably be expected to have a Material Adverse Effect.”

          (b) Section 4.3B of the Existing Credit Agreement shall be amended in its entirety to read as follows:

     “B. Statutory Financial Statements. All annual convention statements for the Fiscal Years ended December 31, 2003 and 2004, including the financial statements on a statutory basis and the accompanying exhibits and schedules and supplements thereto (the “Annual Convention Statements”), in each case filed with any Applicable Insurance Regulatory Authority by the Insurance Subsidiaries, (a) were duly filed, (b) were prepared in accordance with SAP applied on a consistent basis throughout such periods except as otherwise stated therein or required by the rules and regulations of the Applicable Insurance Regulatory Authorities and in accordance with the books and records of the Insurance Subsidiaries and (c) present fairly, in accordance with such practices, the statutory financial position as at the date of, and the statutory results of its operations for the periods covered by such Annual Convention Statements. Each Insurance Subsidiary owns assets that qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such required reserves and other similar amounts of such Insurance Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.”

          (c) Section 4.3C of the Existing Credit Agreement shall be amended by deleting the year “2002” in the last sentence thereof and replacing it with the year “2004”.

          2.11. No Material Adverse Change. Section 4.4 of the Existing Credit Agreement shall be amended by deleting the year “2002” in the first line thereof and replacing it with the year “2004”.

          2.12. Certain Fees. Section 4.12 of the Existing Credit Agreement shall be deleted in its entirety and replaced with the words: “4.12 [Intentionally deleted]”.

          2.13. Disclosure. Section 4.17 of the Existing Credit Agreement shall be amended by deleting the following words in the first sentence thereof: “(including the Form S-1 of the Borrower as filed with the Securities and Exchange Commission (together with filed amendments))”.

          2.14. Insurance Reports and Filings. Section 5.1(vii)(b) of the Existing Credit Agreement shall be amended by replacing the comma with the word “and” following clause (1) thereof and deleting the following words: “and (3) each registration, filing, submission, report, order, direction, instruction, approval, authorization, license or other notice which the Borrower or any Material Insurance Subsidiary may at any time make with, or receive from, any

First Amended and Restated Credit Agreement

Applicable Insurance Regulatory Authority except with respect to matters arising in the ordinary course of business of the Borrower or such Material Insurance Subsidiary”.

          2.15. Liens.

          (a) Section 6.1(viii) of the Existing Credit Agreement shall be amended in its entirety to read as follows:

     “(viii) Liens created pursuant to Capital Leases (including any Capital Lease entered into in connection with the Missouri Sale/leaseback Transaction); provided that (a) such Liens are only in respect of the property or assets subject to, and secure only, such Capital Leases and (b) the sum of (1) the aggregate amount of Indebtedness secured by such Liens and (2) the aggregate amount of Indebtedness secured by Liens permitted by clause (ix) below does not exceed $75,000,000 at any time outstanding;”

          (b) Section 6.1(ix) of the Existing Credit Agreement shall be amended by replacing the amount “$35,000,000” in the fifth line thereof with the amount “$75,000,000”.

          (c) Section 6.1 of the Existing Credit Agreement shall be further amended by (i) deleting the word “and” at the end of clause (xiv) thereof, (ii) replacing the period at the end of clause (xv) with a semicolon followed by the word “and”, and (iii) inserting immediately following such clause (xv), a new clause (xvi) to read as follows:

     “(xvi) Liens on Cash or Cash Equivalents in an aggregate amount not to exceed $36,000,000 in favor of the Internal Revenue Service in the matter specified in Schedule 6.4.”.

          2.16. Indebtedness. Section 6.2 of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

          “6.2 Indebtedness.

          (i) The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than (without duplication) (a) Indebtedness payable after the scheduled Maturity Date, (b) Assurant Commercial Paper Debt, (c) Indebtedness secured by Liens permitted by Section 6.1(viii), (ix) or (xiv), (d) Indebtedness owed to the Borrower or a Subsidiary, (e) Indebtedness arising under letters of credit issued for the account of the Borrower and/or any Subsidiary, (f) Indebtedness of a Person that becomes a Subsidiary, or is merged into the Borrower or a Subsidiary, after the Effective Date, provided that (1) such Indebtedness is not incurred in anticipation thereof and (2) the aggregate amount of such Indebtedness does not exceed $100,000,000 at any time outstanding, (g) Indebtedness of the Borrower or any Subsidiary arising under Interest Rate Agreements and Currency Agreements, provided that such agreements are entered into to hedge bona fide business risks and not for speculation, (h) Indebtedness arising under this Agreement and (i) other Indebtedness having an aggregate principal amount not exceeding $100,000,000 at any time outstanding. For purposes of determining compliance with this clause (i), in the event that an item of proposed Indebtedness meets the criteria of more than one of the

First Amended and Restated Credit Agreement

categories above, the Borrower will be permitted to classify the item of Indebtedness on the date of its borrowing, incurrence, creation or assumption, or later reclassify all or a portion of the item of Indebtedness, in any manner that complies with this clause (i).

          (ii) The Borrower shall not permit the aggregate outstanding principal amount of all Indebtedness of its Subsidiaries to exceed 5% of Consolidated Adjusted Net Worth at any time; provided that the following Indebtedness shall be excluded in determining whether Indebtedness of Subsidiaries exceeds 5% of Consolidated Adjusted Net Worth: (a) Indebtedness described in Section 6.2(i)(a), and in Section 6.2(i)(c) through (i)(g), (b) Indebtedness of the type described in clause (vii), (viii) or (ix) of the definition of Indebtedness incurred by any Subsidiary with respect to the obligations of one of its Subsidiaries and (c) Indebtedness of the type described in clause (viii) or (ix) of the definition of Indebtedness incurred in connection with insurance products offered by Subsidiaries in the ordinary course of business.”

     2.17. Acquisitions; Certain Investments.

          (a) Section 6.3(i) of the Existing Credit Agreement shall be amended in its entirety to read as follows:

     “(i) acquire all or substantially all of the assets or Capital Stock of any Person unless (a) immediately prior to, and after giving effect thereto, no Potential Event of Default or Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorization; (c) the Borrower shall be in compliance with the financial covenants set forth in Section 6.9 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended; (d) with respect to any acquisition in which the aggregate consideration payable equals or exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent promptly following the time of entering into a definitive purchase agreement for such acquisition, a Compliance Certificate (1) certifying compliance with Section 6.7 and (2) evidencing compliance with (1) Section 6.9 as required under clause (c) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.9; and (e) in the case of the acquisition of Capital Stock of any Person, such Person’s board of directors or similar governing body shall not at any time have announced its intention to, or commenced any action to, oppose such acquisition; or”.

          (b) Section 6.3(ii) of the Existing Credit Agreement shall be amended in its entirety as follows:

     “(ii) make any loan or advance (other than advanced commissions in the ordinary course of business) to, or other investment in, any customer or related venture of the Borrower or any Subsidiary, other than any loan, advance or investment (a) in a customer or venture that is engaged, and continues to engage, in an Insurance Business or a business reasonably related to an Insurance Business and (b) made in the ordinary course of business and consistent with past practice of the Borrower or such Subsidiary;

First Amended and Restated Credit Agreement

provided that the aggregate book value of such loans, advances and other investments (and renewals thereof with the same customer or venture) (A) existing on the Effective Date shall not exceed $22,000,000, (B) made after the Effective Date shall not exceed $30,000,000 in the aggregate for any Fiscal Year and (C) shall not exceed $100,000,000 in the aggregate at any time outstanding.”

          2.18. Restrictions on Subsidiary Distributions. Section 6.4 of the Existing Credit Agreement shall be amended by (i) deleting the words “or any Bond Bridge Document” in clause (i) thereof and (ii) replacing the words “existing on the Signing Date” in clause (iv) thereof and replacing them with the words “or any other instrument or agreement”.

          2.19. Financial Covenants. Section 6.9 of the Existing Credit Agreement shall be amended in its entirety to read as follows (with corresponding changes in any cross-references thereto):

     “(i) Maximum Indebtedness to Capitalization Ratio. The Borrower shall not permit the Indebtedness to Capitalization Ratio as of the last day of any Fiscal Quarter to exceed 0.35 to 1.0.

     (ii) Minimum Consolidated Adjusted Net Worth. The Borrower shall not permit its Consolidated Adjusted Net Worth at any time to be less than the sum of (x) $2,477,212,000, plus (y) 50% of Consolidated Net Income for each Fiscal Quarter (beginning with the Fiscal Quarter ending after December 31, 2004) for which Consolidated Net Income (measured at the end of each such Fiscal Quarter) is a positive amount plus (z) 100% of the net proceeds received by the Borrower or any Subsidiary after December 31, 2004 from any capital contribution to, or issuance of any Capital Stock of, the Borrower or any Subsidiary (but excluding any issuance by a Subsidiary to the Borrower or to a wholly-owned Subsidiary, and any capital contribution by the Borrower or a Subsidiary to a wholly-owned Subsidiary).”

          2.20. Other Defaults Under Loan Documents. Section 7.5 of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

     “The Borrower shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents to which it is a party, in each case other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower of notice from the Administrative Agent of such default; or”.

          2.21. Repudiation of Obligations. Section 7.12 of the Existing Credit Agreement shall be amended by deleting the words “or either Parent” in the third line thereof.

          2.22. Right to Assign. Section 8.1A of the Existing Credit Agreement shall be amended and restated in its entirety as follows:

     “A. Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligation (provided that each such assignment shall be of a uniform, and not varying, percentage of

First Amended and Restated Credit Agreement

all rights and obligations under and in respect of any Loan and any related Commitment) with the prior written consent (such consent not to be unreasonably withheld) of: (i) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and (ii) the Administrative Agent; provided, further, that each such assignment pursuant to this Section 8.1A shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent or as shall constitute the aggregate amount of the Commitment and Loans of the assigning Lender).”

          2.23. Participations. Section 8.1H of the Existing Credit Agreement shall be amended by deleting the words “, or either Parent, any of its Subsidiaries or any of its Affiliates)” in the third line thereof.

          2.24. USA PATRIOT Act. A new Section 8.22 shall be inserted at the end of Section 8 of the Existing Credit Agreement to read as follows:

     “8.22 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.”

          2.25. Agent Appointed. Section 9.1 of the Existing Credit Agreement shall be amended by deleting the words “or either Parent” in the last sentence thereof.

          2.24. Schedules. Schedules 1.1, 2.1, 4.1C, 4.6, 4.11, 6.4 and 6.8 of the Existing Credit Agreement shall be replaced by Schedule 1.1, Schedule 2.1, Schedule 4.1C, Schedule 4.6, Schedule 4.11, Schedule 6.4 and Schedule 6.8, respectively, to this First Amendment and Restatement and any reference in the Existing Credit Agreement to any such schedule (or words of similar import, including indirect references to such schedule) shall be deemed to be a reference to the corresponding schedule attached hereto.

          Section 3. Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that as of the Restatement Effective Date:

     (a) the representations and warranties set forth in Section 4 of the Existing Credit Agreement (as amended and restated hereby) are true and correct in all material respects as of such date and, in addition, as if each reference therein to the Credit Agreement (or words of similar import) referred to the First Amended and Restated Credit Agreement and this First Amendment and Restatement, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date ; and

     (b) no Event of Default or Potential Event of Default has occurred and is continuing on the Restatement Effective Date.

First Amended and Restated Credit Agreement

          Section 4. Conditions Precedent. The amendment and restatement of the Existing Credit Agreement contemplated hereby and the obligations of the Lenders to make Loans under the First Amended and Restated Credit Agreement shall become effective as of the date (the “Restatement Effective Date”) that the Administrative Agent shall have received each of the following, in form and substance satisfactory to it (or such condition shall have been waived in accordance with Section 8.5 of the Existing Credit Agreement):

          4.01. Borrower Documents.

     (a) This First Amendment and Restatement, duly executed and delivered by the Borrower, the Lenders and the Administrative Agent.

     (b) Certified copies of the Organizational Documents of the Borrower, each dated as a recent date prior to the Restatement Effective Date, certified as of a recent date prior to the Restatement Effective Date by the appropriate governmental official or an officer of the Borrower, as applicable;

     (c) Resolutions of the board of directors (or similar governing body) of the Borrower approving and authorizing the execution, delivery and performance of this First Amendment and Restatement and the other Loan Documents to which it is a party and certified as of the Restatement Effective Date by an officer of the Borrower as being in full force and effect without modification or amendment;

     (d) Signature and incumbency certificates of the officers of the Borrower executing on behalf of the Borrower the Loan Documents to which it is a party;

     (e) An executed original of each Note requested by a Lender prior to the Restatement Effective Date;

     (f) A good standing certificate of the Borrower from the Secretary of State of the State of Delaware certified as of a recent date prior to the Restatement Effective Date;

     (g) A certificate, dated the Restatement Effective Date and signed by the senior financial officer of the Borrower, certifying the representations and warranties set forth in Section 3 hereof; and

     (h) Such other documents as the Administrative Agent on behalf of the Lenders may reasonably request.

          4.02. Opinion of Counsel. An opinion of Alston & Bird LLP, special New York counsel for the Borrower.

          4.03. Payment of Amounts under Existing Credit Agreement, Etc. Evidence satisfactory to the Administrative Agent of payment (or of irrevocable instructions for payment) in full of: (a) all fees payable to the Arrangers and the Agents in connection with this First Amendment and Restatement as may be separately agreed between any such persons and the Borrower; (b) all unpaid fees payable under Section 2.3 of the Existing Credit Agreement, accrued through but not including the Restatement Effective Date; (c) all other unpaid amounts owing to each Retiring Lender under the Existing Credit Agreement as of the Restatement Effective Date; and (d) all reasonable costs and expenses of the Administrative Agent in

First Amended and Restated Credit Agreement

connection with this First Amendment and Restatement, including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, in connection with the negotiation, preparation, execution and delivery of this First Amendment and Restatement (to the extent that invoices for such fees and expenses have been delivered to the Company at least one Business Day prior to the Restatement Effective Date).

          4.04. Initial Loans. To the extent that, immediately prior to the effectiveness of this First Amendment and Restatement, any Loans shall be outstanding under the Existing Credit Agreement, the Borrower shall, as of the Restatement Effective Date, borrowed from, and each of the Lenders shall make Loans to, the Borrower, and the Borrower shall prepay Loans held by the lenders under the Existing Credit Agreement in such amounts as shall be necessary, together with accrued interest, so that after giving effect to such Loans and prepayments, the Loans shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments under the First Amended and Restated Credit Agreement.

          Section 5. Retiring Lenders. Each Retiring Lender, by its execution and delivery of a written confirmation of the termination of its Commitment under the Existing Credit Agreement, shall, as of the Restatement Effective Date, cease to be a “Lender” under (and, accordingly, shall cease to be a party to) the Existing Credit Agreement, and the Borrower hereby confirms and agrees that, as of the Restatement Effective Date, the Retiring Lenders shall have no obligations or liabilities under the First Amended and Restated Credit Agreement.

          Section 6. Miscellaneous. Except as herein provided, the Existing Credit Agreement shall remain unchanged and in full force and effect. This First Amendment and Restatement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this First Amendment and Restatement by signing any such counterpart and sending the same by telecopier, mail, messenger or courier to the Administrative Agent or special New York counsel to JPMCB. This First Amendment and Restatement shall be governed by, and construed in accordance with, the law of the State of New York.

[Remainder of page intentionally left bank.]

First Amended and Restated Credit Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this First Amendment and Restatement to be duly executed as of the date first above written.

BORROWER

ASSURANT, INC. (d/b/a Assurant Group)

By:	/s/ Miles B. Yakre

	Name:	Miles B. Yakre
	Title:	Senior Vice President, Corporate Actuary and Treasurer

U.S. Federal Tax Identification No.: 39-1126612

Notice Address:

Assurant, Inc.
One Chase Manhattan Plaza
New York, NY 10005
Attention: Katherine Greenzang
Tel: (212) 859-7021
Fax: (212) 859-7034

First Amended and Restated Credit Agreement

LENDERS

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By:	/s/ Mark Malloy

Name:	Mark Malloy
Title:	Managing Director

Funding and Payment Office:

JPMorgan Chase Bank, N.A.
131 South Dearborn
Suite IL1-0011
Chicago, Illinois 60603
Attention of Sharon Bosch- JPMorgan Loan Services
Tel: (312) 385-7019
Fax: (312) 385-7107
Email: Sharon_bosch@bankone.com

Notice Address:

JPMorgan Chase Bank, N.A.
131 South Dearborn
Suite IL1-0011
Chicago, Illinois 60603
Attention of Sharon Bosch- JPMorgan Loan Services
Tel: (312) 385-7019
Fax: (312) 385-7107
Email: sharon_bosch@bankone.com

with a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
Attention of Heather Lindstrom
Tel: (212) 270-9839
Fax: (212) 270-4739

First Amended and Restated Credit Agreement

CITICORP NORTH AMERICA INC.
By:	/s/ Maria G. Hackley
	Name:	Maria G. Hackley
	Title:	Managing Director

First Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION
By:	/s/ Mark K. Young
	Name:	Mark K. Young
	Title:	Vice President

First Amended and Restated Credit Agreement

SUNTRUST BANK
By:	/s/ Heidi M. Khambatta
	Name:	Heidi M. Khambatta
	Title:	Director

First Amended and Restated Credit Agreement

M&I MARSHALL & ILSLEY BANK
By:	/s/ Thomas F. Bickelhaupt
	Name:	Thomas F. Bickelhaupt
	Title:	Vice President

By:	/s/ Stephen E. Kalmer
	Name:	Stephen E. Kalmer
	Title:	Vice President

First Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ John Franceschi
	Name:	John Franceschi
	Title:	Vice President

First Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Karen Hanke
	Name:	Karen Hanke
	Title:	Director

First Amended and Restated Credit Agreement

CREDIT SUISSE FIRST BOSTON acting through its Cayman Islands Branch
By:	/s/ Jay Chall
	Name:	Jay Chall
	Title:	Director

By:	/s/ Karim Blasetti
	Name:	Karim Blasetti
	Title:	Associate

First Amended and Restated Credit Agreement

LEHMAN BROTHERS BANK, FSB
By:	/s/ Janine M. Shugan
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

First Amended and Restated Credit Agreement

MERRILL LYNCH BANK USA
By:	/s/ Louis Alder
	Name:	Louis Alder
	Title:	Director

First Amended and Restated Credit Agreement

MORGAN STANLEY BANK
By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Vice President Morgan Stanley Bank

First Amended and Restated Credit Agreement

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation)
By:	/s/ Manda D’Agata
Manda D’Agata
Assistant Vice President

First Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA
By:	/s/ Todd S. Meller
	Name:	Todd S. Meller
	Title:	Managing Director

First Amended and Restated Credit Agreement

UMB BANK, N.A.
By:	/s/ David A. Proffitt
	Name:	David A. Proffitt
	Title:	Senior Vice President

First Amended and Restated Credit Agreement

COMMERCE BANK, N.A.
By:	/s/ Pamela T. Hill
	Name:	Pamela T. Hill
	Title:	Vice President

First Amended and Restated Credit Agreement

SCHEDULE 1.1

Pricing Schedule

The Applicable Margin for LIBOR Loans and the Commitment Fee Rate shall be determined based on the applicable Performance Level (as defined below).

Performance Level	Level I	Level II	Level III	Level IV	Level V
Applicable Margin for LIBOR Loans	0.30%	0.35%	0.45%	0.625%	0.75%

Commitment Fee Rate	0.07%	0.08%	0.10%	0.125%	0.15%

     “Performance Level” means Performance Level I, Performance Level II, Performance Level III, Performance Level IV, Performance Level V or Performance Level VI, as identified by reference to the public debt rating of the Borrower in effect on such date as set forth in the following chart:

Performance Level	Public Debt Rating
Level I	Long Term Senior Unsecured Debt rated greater than or equal to A by S&P or A2 by Moody’s

Level II	Long Term Senior Unsecured Debt rated greater than or equal to A- by S&P or A3 by Moody’s

Level III	Long Term Senior Unsecured Debt rated greater than or equal to BBB+ by S&P or Baa1 by Moody’s

Level IV	Long Term Senior Unsecured Debt rated greater than or equal to BBB by S&P or Baa2 by Moody’s

Level V	Long Term Senior Unsecured Debt rated less than or equal to BBB- by S&P or Baa3 by Moody’s, and at all other times (including if such ratings are not available from both S&P and Moody’s)

     For purposes of this definition, the Performance Level shall be determined by the applicable public debt rating for the Borrower as follows: (i) the public debt rating shall be determined by the then-current rating announced by either S&P or Moody’s, as the case may be, for any class of non-credit-enhanced long-term senior unsecured debt issued by the Borrower; (ii) if only one of S&P and Moody’s shall have in effect such a public debt rating, the Performance Level will be Level V (except as a result of either S&P or Moody’s, as the case

Schedule 1.1 (Pricing Schedule)

may be, ceasing to be in the business of issuing public debt ratings, in which case the Performance Level shall be determined by reference to the available rating); (iii) if neither S&P nor Moody’s shall have in effect such a public debt rating, the applicable Performance Level will be Level V; (iv) if such public debt ratings established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings; provided that in the event that the lower of such public debt ratings is more than one level below the higher of such public debt ratings, the public debt rating will be determined based upon the level that is one level above the lower of such public debt ratings; (v) if any such public debt rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (vi) if S&P or Moody’s shall change the basis on which such public debt ratings are established, or shall change its respective rating system, each reference to the public debt rating announced by S&P or Moody’s, as the case may be, shall refer to the then-equivalent rating by S&P or Moody’s, as the case may be.

Schedule 1.1 (Pricing Schedule)

SCHEDULE 2.1

(Lenders’ Commitments)

Lender	Commitment
JPMorgan Chase Bank, N.A.	$55,000,000
Citicorp North America Inc.	55,000,000
KeyBank National Association	40,000,000
SunTrust Bank	40,000,000
M&I Marshall & Ilsley Bank	35,000,000
U.S. Bank National Association	35,000,000
Wachovia Bank, National Association	35,000,000
Credit Suisse First Boston	30,000,000
Lehman Brothers Bank, FSB	30,000,000
Merrill Lynch Bank USA	30,000,000
Morgan Stanley Bank	30,000,000
William Street Commitment Corporation	30,000,000
The Bank of Nova Scotia	20,000,000
UMB Bank, N.A.	20,000,000
Commerce Bank, N.A.	15,000,000

TOTAL	$500,000,000

Schedule 2.1 (Commitments)

SCHEDULE 4.1C

[See attached]

SCHEDULE 4.6

1. A subsidiary of the Borrower, American Reliable Insurance Company (ARIC), participated in certain excess of loss reinsurance programs in the London market and, as a result, reinsured certain personal accident, ransom and kidnap insurance risks from 1995 to 1997. ARIC and a foreign affiliate ceded a portion of these risks to other reinsurers (retrocessionaires). ARIC ceased reinsuring such business in 1997. However, certain risks continued beyond 1997 due to the nature of the reinsurance contracts written. ARIC and some of the other reinsurers involved in the programs are seeking to avoid certain treaties on various grounds, including material misrepresentation and non-disclosure by the ceding companies and intermediaries involved in the programs. Similarly, some of the retrocessionaires are seeking avoidance of certain treaties with ARIC and the other reinsurers. The disputes generally involve multiple layers of reinsurance, and allegations that the reinsurance programs involved interrelated claims “spirals” devised to disproportionately pass claims losses to higher-level reinsurance layers. Many of the companies involved in these programs, including ARIC, are currently involved in negotiations, arbitration and or litigation between multiple layers of retrocessionaires, reinsurers, ceding companies and intermediaries, including brokers, in an effort to resolve these disputes. Many of those disputes relating to the 1995 program year, including those involving ARIC, were settled on December 3, 2003. While the majority of the negotiations, arbitrations and/or litigations between the multiple layers of reinsurers, ceding companies and intermediaries are still ongoing, ARIC and an affiliated company, Bankers Insurance Company Limited (BICL), did resolve disputes with two of their reinsurers in the 1996 and 1997 program years by means of a commutation agreement. As a result of the settlement, the two affiliated reinsurers paid ARIC and BICL $6 million and both parties agreed to release each other from any past, present or future obligations of any kind.

Schedule 4.6 (Litigation)

SCHEDULE 4.11

Assurant Health and Welfare Benefit Plan provides medical coverage to early retirees (persons retiring on or after the attainment of age 55 through and inclusive of age 64 with at least 10 years of vesting service under the Assurant Pension Plan) and grandfathered retirees. This plan also provides retiree life insurance coverage to certain retirees of Assurant Health, as well as dental coverage to a very small number of retirees of the former Fortis Advisors and Fortis Investor groups.

Assurant Retiree Premium Reimbursement Plan provides retirees age 65 and over and retirees under age 65 who have other medical coverage available to them (with at least 10 years of vesting service under the Assurant Pension Plan) a subsidy toward the cost of MediGap, Medicare Part B and/or private health insurance.

Schedule 4.11 (ERISA)

SCHEDULE 6.4

Pursuant to Section 7.11 of the Asset Purchase Agreement between Core, Inc., Broadspire Services, Inc. and Broadspire Management Services, Inc. dated April 16, 2004, Core, Inc. must maintain at least $6 million in cash or cash equivalents and a net tangible asset value of at least $14 million until May 3, 2006.

Agreement with the Internal Revenue Service (“IRS”) to maintain, for the benefit of the IRS, Cash or Cash Equivalents in an amount not to exceed $36,000,000 in the aggregate pending an on-going audit by the IRS.

Schedule 6.4 (Applicable Orders and Agreements)

SCHEDULE 6.8

1.	Registration Rights Agreement dated February 10, 2004 between the Borrower and Fortis Insurance N.V., granting Fortis Insurance N.V. and its affiliates that become shareholders of the Borrower rights to request registration under the Securities Act to effect a public offering with respect to all of the shares of the Borrower’s common stock owned by them from time to time during the term of the agreement, as amended by the Termination and Amendment Agreement dated January 10, 2005.

2.	Termination and Amendment Agreement dated January 10, 2005 between the Borrower and Fortis Insurance N.V. relating to registration rights.

3.	Letter Agreement between Borrower and Fortis Insurance N.V. dated January 10, 2005 relating to corporate governance arrangements.

4.	Cooperation Agreement dated February 10, 2004 among the Borrower, Fortis Insurance N.V., Fortis N.V. and Fortis SA/NV, pursuant to which the Borrower will retain the right to use the Fortis name for various transition periods following the Assurant IPO.

Schedule 6.8 (Transaction with Affiliates)

Schedule 4.1C
(Entities in bold are insurance subsidiaries)

31-Mar-05

Assurant, Inc.
	Owns 1% of Dental Health Alliance, LLC	FEI 13-3830846 — DE
	Owns 100% of Core, Inc.	FEI 04-2828817 — MA
	Owns 100% of Dental Care Holdings, Inc.	FEI 13-4195935 — DE
	Owns 100% of Family Considerations, Inc. (fka Fortis Family, Inc.)	FEI 58-2315775 — GA
	Owns 100% of FamilySide, Inc.	CANADA
	Owns 100% of First Fortis Life Insurance Company	FEI 13-2699219; NAIC 81477 — NY
	Owns 100% of Florida Office Corp.	FEI 13-3896525 — DE
	Owns 100% of GP Legacy Place, Inc. (fka Fortis Legacy Place, Inc.)	FEI 13-3882719 — DE
	Owns 100% of Insureco, Inc.	FEI 33-0658229 — CA
	Owns 100% of Interfinancial Inc.	FEI 13-3036467 — GA
	Owns 100% of Jacksonville Apartments, Inc.	FEI 13-3868664 -DE

Core, Inc.
	Owns 100% of Disability Reinsurance Management Services, Inc.	FEI 01-0483086 — DE
	Owns 100% of SSDC, Corp.	FEI 38-3357459 — DE

Dental Care Holdings, Inc.
	Owns 100% of Denticare of Alabama, Inc.	FEI 59-3063687 — AL
	Owns 100% of Denticare, Inc. (KY)	FEI 59-2228719; NAIC 96200 — KY
	Owns 100% of Denticare, Inc. (FL)	FEI 59-1652450; NAIC 52016 — FL
	Owns 100% of Fortis Benefits DentalCare of New Jersey, Inc.	FEI 52-1565653; NAIC 11244 — NJ
	Owns 100% of Fortis Benefits DentalCare of Wisconsin, Inc.	FEI 39-1586450; NAIC 95129 — WI
	Owns 100% of Georgia Dental Plan, Inc.	FEI 58-1909945 — GA
	Owns 100% of International Dental Plans, Inc.	FEI 59-2327793; NAIC 52011 — FL
	Owns 100% of UDC Dental California, Inc.	FEI 33-0360239; NAIC 52031 — CA
	Owns 100% of UDC Ohio, Inc.	FEI 74-2609036; NAIC 52022 — OH
	Owns 100% of United Dental Care Insurance Company	FEI 86-0538651; NAIC 97870 — AZ
	Owns 100% of United Dental Care of Arizona, Inc.	FEI 86-0517444; NAIC 47708 — AZ
	Owns 100% of United Dental Care of Colorado, Inc.	FEI 86-0631335; NAIC 52032 -CO
	Owns 100% of United Dental Care of Michigan, Inc.	FEI 38-2833988; NAIC 11111 — MI
	Owns 100% of United Dental Care of Nebraska, Inc.	FEI 47-0676044; NAIC 52033 — NE
	Owns 100% of United Dental Care of New Mexico, Inc.	FEI 86-0384270; NAIC 47042 — NM
	Owns 100% of United Dental Care of Pennsylvania, Inc.	FEI 75-2635406; NAIC 47014 — PA
	Owns 100% of United Dental Care of Texas, Inc.	FEI 75-2076282; NAIC 95142 — TX
	Owns 100% of United Dental Care of Utah, Inc.	FEI 75-2635404; NAIC 95450 — UT
	Owns 100% of United Dental Care, Inc.	FEI 63-1197769 — DE

United Dental Care, Inc.
	Owns 100% of Denticare of Oklahoma, Inc.	FEI 73-1153844; NAIC 47023 — OK
	Owns 100% of UDC Life and Health Insurance Company	FEI 73-1394955; NAIC 65929 — OK
	Owns 100% of United Dental Care of Missouri, Inc.	FEI 75-2481527; NAIC 47044 — MO

Insureco, Inc.
	Owns 100% of Assurant Reinsurance of Turks & Caicos, Ltd.	TURKS & CAICOS
	Owns 100% of Insureco Services, Inc.	FEI 95-2698862 — CA

Insureco Services, Inc.
	Owns 100% of Insureco Adjusters, Inc.	FEI 95-2818626 — CA
	Owns 100% of Insureco Agency & Insurance Services, Inc. (CA)	FEI 95-3097622 — CA

Interfinancial Inc.
	Owns 100% of American Security Insurance Company	FEI 58-1529575; NAIC 42978 — DE
	Owns 100% of Fortis Benefits Insurance Company	FEI 81-0170040; NAIC 70408 — IA
	Owns 100% of Fortis Insurance Company	FEI 39-0658730; NAIC 69477 — WI
	Owns 100% of John Alden Financial Corporation	FEI 59-2840712 — DE
	Owns 100% of United Family Life Insurance Company	FEI 13-3036472; NAIC 91693 — GA
	Owns 100% of Washington Security Insurance Company	FEI 20-0485678; NAIC 11971 — DC

American Security Insurance Company
	Owns 100% of Standard Guaranty Insurance Company	FEI 58-1529579; NAIC 42986 — DE
	Owns 100% of Union Security Life Insurance Company	FEI 58-1529581; NAIC 98884 — DE

Fortis Benefits Insurance Company
	Owns 99% of Dental Health Alliance, LLC	FEI 13-3830846 — DE
	Owns 100% of Gala, Inc.	FEI 63-1115291 — AL

John Alden Financial Corporation
	Owns 100% of John Alden Life Insurance Company	FEI 41-0999752; NAIC 65080 — WI
	Owns 100% of JA Services, Inc.	FEI 65-0040859 — DE

John Alden Life Insurance Company
	Owns 100% of North Star Marketing Corporation	FEI 59-2394561 — OH

JA Services, Inc.
	Owns 100% of John Alden Service Warranty Corporation	FEI 65-0362333 — DE
	Owns 100% of John Alden Service Warranty Corporation of Florida	FEI 65-0362330 — FL
	Owns 100% of John Alden Systems Company	FEI 41-0946005 — MN
	Owns 100% of NSM Sales Corporation	FEI 65-0416844 — NV

Fortis Insurance Company
	Owns 100% of National Insurance Institute, LLC	FEI 83-0408679 — WI

United Family Life Insurance Company
	Owns 100% of American Bankers Insurance Group	FEI 59-1985922- FL
	Owns 100% of American Memorial Life Insurance Company	FEI 46-0260270; NAIC 67989- SD

American Bankers Insurance Group, Inc.
	Owns 100% of 3468704 Canada, Inc.	CANADA
	Owns 100% of American Bankers Dominicana, S.A.	DOMINICAN REPUBLIC
	Owns 100% of American Bankers Capital, Inc.	FEI 59-2731675 — DE
	Owns 100% of American Bankers Financial Services, L.L.C.	FEI 38-3443906 — MI
	Owns 100% of American Bankers Insurance Company of Florida	FEI 59-0593886; NAIC 10111- FL
	Owns 100% of Assurant Services Ireland, Ltd.	IRELAND
	Owns 100% of American Bankers International Division, Inc.	FEI 66-0568288 — PR
	Owns 100% of American Bankers Life Assurance Company of Florida	FEI 59-0676017; NAIC 60275 — FL
	Owns 100% of American Bankers Management Company, Inc	FEI 65-0597010 — FL
	Owns 100% of American Bankers Sales Corporation, Inc.	FEI 59-1967729 — FL
	Owns 100% of American Reliable Insurance Company	FEI 41-0735002; NAIC 19615 — AZ
	Owns 100% of Assurant Group, Ltd.	UNITED KINGDOM
	Owns 100% of Assurant Membership Services, Inc.	CANADA
	Owns 100% of Assurant Services Denmark A/S	DENMARK
	Owns 100% of Bankers Atlantic Reinsurance Company	FEI 98-0152782 — TURKS & CAICOS
	Owns 100% of Federal Warranty Service Corporation	FEI 36-3596362 — IL
	Owns 100% of Financial Exchange, Inc.	FEI 75-1391092 — TX
	Owns 100% of Guardian Investment Services, Inc.	FEI 59-2720545 — FL
	Owns 100% of International Financial Group, Inc.	FEI 75-2533456 — TX
	Owns 100% of MSDiversified Corp.	FEI 64-0660045 — MS
	Owns 100% of National Insurance Agency	FEI 59-1357775 — FL
	Owns 100% of Quail Roost Properties, Inc.	FEI 59-1414202 — FL
	Owns 100% of Roadgard Motor Club, Inc.	FEI 59-2192619 — FL
	Owns 100% of Sureway, Inc.	FEI 59-1532747 — DE
	Owns 100% of Voyager Group, Inc.	FEI 59-1236556 — FL
	Owns 100% of Voyager Service Warranties, Inc.	FEI 59-2675787 — FL

American Bankers Insurance Company of Florida
	Owns 100% of American Bankers General Agency, Inc.	FEI 74-2135158 — TX

American Bankers International Division, Inc.
	Owns 49% of Assurant Danos Mexico S.A.	MEXICO
	Owns 1% of Assurant Seguradora S.A.	BRASIL
	Owns 1% of Assurant Services Brasil, Limitada	BRASIL
	Owns 2% of Assurant Servicios de Mexico, S.A. de CV	MEXICO
	Owns 49% of Assurant Vida Mexico S.A.	MEXICO
	Owns 74% of Caribbean American Property Insurance Company	FEI 66-0481184; NAIC 30590 — PR
	Owns 100% of ABIG Holding de Espana, S.L.	SPAIN
	Owns 100% of Caribbean American Insurance Agency Company	FEI 66-0520042 — PR
	Owns 100% of Caribbean American Life Assurance Company	FEI 66-0448783; NAIC 73156 — PR

ABIG Holding de Espana, S.L.
	Owns 99% of American Bankers Argentina Compania de Seguros, S.A.	ARGENTINA
	Owns 51% of Assurant Danos Mexico S.A.	MEXICO
	Owns 100% of Assurant Holding de Puerto Rico, Inc.	PUERTO RICO
	Owns 99% of Assurant Seguradora S.A.	BRASIL
	Owns 99% of Assurant Services Brasil, Limitada	BRASIL
	Owns 98% of Assurant Servicios de Mexico, S.A. de CV	MEXICO
	Owns 51% of Assurant Vida Mexico S.A.	MEXICO

American Bankers Management Company, Inc.
	Owns 100% of Consumer Assist Network Association, Inc.	FEI 65-0597011 - DE

Assurant Group LTD
	Owns 100% of Bankers Insurance Company, Ltd.	UNITED KINGDOM
	Owns 100% of Bankers Life Assurance Company, Ltd.	UNITED KINGDOM

Bankers Insurance Company, Ltd.
	Owns 100% of Bankers Insurance Service Company, Limited	UNITED KINGDOM

Caribbean American Life Assurance Company
	Owns 26% of Caribbean American Property Insurance Company	FEI 66-0481184; NAIC 30590 — PR

American Bankers General Agency, Inc.
	Controls thru a management agreement — Reliable Lloyds Insurance Company	FEI 74-2289453; NAIC 28843 — TX

Federal Warranty Service Corporation
	Owns 100% of Assurant Services Canada, Inc.	CANADA
	Owns 80% of Service Delivery Advantage, LLC	FEI 61-1455870; IL

Financial Exchange, Inc.
	Attorney in fact for: Financial Insurance Exchange	FEI 75-1391093; NAIC 18570 — TX

Guardian Investment Services, Inc.
	Owns 1% of American Bankers Argentina Compania de Seguros, S.A.	ARGENTINA

International Financial Group
	Owns 100% of American Association for Financial Institution Services	FEI 75-2337610 — TX
	Owns 100% of PAS Financial Group, Inc.	FEI 75-2321226 — TX

MSDiversified Corp.
	Owns 61% of MS Casualty Insurance Co.	FEI 64-0681628; NAIC 15008 — MS
	Owns 100% of MS Financial Services, Inc.	FEI 64-0779440 — MS
	Owns 100% of MS Life Insurance Company	FEI 86-0275686; NAIC 83380 — MS
	Owns 100% of MS Loan Center, Inc.	FEI 64-0847246 — MS
	Owns 100% of United Service Protection Corporation	FEI 64-0906751 — DE
	Owns 100% of United Service Protection, Inc.	FEI 59-1794848 — FL

MS Financial Services, Inc.
	Owns 100% of United Service Protection (Canada) Corporation	CANADA

MS Life Insurance Company
	Owns 100% of Life Insurance Company of Mississippi	FEI 64-0614963; NAIC 89133 — MS
	Owns 39% of MS Casualty Insurance Co.	FEI 64-0681628; NAIC 15008 — MS
	Owns 67% common shares of MS Diversified Life Insurance	FEI 64-0740613; NAIC 78310 — MS

Sureway, Inc.
	Owns 100% of Guardian Travel, Inc.	FEI 59-2519974 — FL

Voyager Group Inc.
	Owns 100% of Voyager American Insurance Company, Ltd.	FEI 65-0508336 — Turks & Caicos
	Owns 100% of Voyager Indemnity Insurance Company	FEI 58-1455416; NAIC 40428 — GA
	Owns 100% of Voyager Property and Casualty Insurance Company	FEI 57-0665589; NAIC 35971 — SC
	Owns 100% of Voyager Service Programs Inc.	FEI 59-3110220 — FL